Exhibit 99.1

AEGION CORPORATION

July 30, 2020

9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s second quarter 2020 earnings call. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason,  Senior Vice President, Strategy and Communications.  Katie, you may proceed.

Katie Cason:

Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Aegion’s Executive Vice President and Chief Financial Officer.

We issued a press release yesterday that will be referenced during the prepared remarks on this call. You can find a copy of our press release and our Safe Harbor Statement on the Investors section of Aegion’s website at www.aegion.com.

During this call, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty, particularly given the unknown impact of the current COVID pandemic and the Company’s response to these evolving circumstances. The Company does not assume the duty to update forward-looking statements.

With that, I’m pleased to turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you, Katie and good morning to everyone joining us on the call today.

Aegion delivered strong financial and operational performance in the second quarter in the face of significant disruptions.  David will spend some time discussing our results and outlook in greater detail in a few minutes, but I think the bigger question on investor minds today is how we are positioned to navigate this uncharted territory and what is shaping up to be a prolonged period of uncertainty for global markets.

I'll start first with an update on health and safety, which has always been our first core value, and now more than ever, cements our place as a critical operator that has continued serving our customers throughout this pandemic. Through the first half of 2020, we have reduced our total recordable incident rate by more than 60% compared to the same period last year.

This discipline has been consistent across the entire organization as all three of our operating segments have reduced their recordable incident rates by more than half.

As it relates to the pandemic, we continue to update our protocols to align with evolving health and safety mandates. Consistent with much of the country, we are starting to see an increase in cases in our employee base. However, we have had no documented employee-to-employee transmission, which is the result of an aggressive focus on screening employees and working to minimize the spread of infection at our work sites. I am very appreciative of the commitment and focus from each of our employees in our health and safety response to COVID-19.

I've said this several times over the last few months but it bears repeating.  Aegion is better positioned today than at any point over the last decade to successfully navigate the type of significant global volatility that we are seeing.  While very few companies with a construction or specialty contractor focus are immune to cyclical challenges, I believe the market spaces Aegion occupies today are more resilient to market disruptions and I want to spend a few moments highlighting each of these.

Our cornerstone Insituform CIPP business, which drives a large majority of our earnings, primarily serves the North America municipal water and wastewater market. Our focus is on the rehabilitation and maintenance side of the market which is based on the sustainable long-term demand for the repair of aging critical critical pipeline infrastructure. The gaiting factor on growth in this market is not the need for our services but rather the funding available for these projects and this is a critical area where we see a lot of stability. I’ll provide some additional background that I believe may be underappreciated by potential investors in this environment:

●

The majority of water and wastewater utilities operate independent of the city's general fund, either through an entirely separate legal entity in larger cities or through a dedicated-use enterprise fund for smaller cities.

●	While general fund budgets rely heavily on sales and property tax revenues that are more vulnerable to economic shocks, water utilities generally rely heavily on user rates.
●	The majority of our CIPP projects are funded as part of multi-year capital improvement plans developed by each city. Funding of capital plans is very city-specific, but overall, roughly two-thirds of funding comes from debt financing with the remaining one-third from cash reserves or 'pay-as-you-go' user fee revenues.
●	The benefit, to the Insituform business, from a high portion of customer debt financing, is that revenue bonds or other federal or state loans often have predetermined dedicated uses and are restricted by covenants. Municipal utility bonds are generally perceived to have reduced risk due to their specific tie to their specific revenue stream which often results in lower interest rates than general municipal bonds.

All of these factors support our conclusion that water and wastewater utility budgets are in a far better position than municipal general fund budgets in terms of both revenue stream stability and the reduced likelihood for funding to be redirected away from utility capital improvement plans and into the general funds to cover shortfalls.

Certainly, it is reasonable to project an overall decline in user rate revenues resulting from the pandemic, though the magnitude is difficult to estimate today.  We’ve been in contact with many customers over the last 12 weeks to understand potential changes to capital plans starting with the new July 1st fiscal year. The sentiment from our discussions is that cities are taking a conservative approach to budgeting, given the potential headwinds, but overall, they do not expect a material change to project activity in the next 12 months.

Our order trend for the Insituform North America business also speaks for itself.  The overall wastewater CIPP market is up 10% year to date and our orders are up 11%, with year-over-year increases in the second quarter even as heavier impacts from the pandemic were felt. Activity at the bid table remains solid and we expect to see moderate market growth in 2020 as compared to 2019. Additionally, any dedicated infrastructure funding bill would be a further benefit to the business.

We also have exposure to the oil & gas markets, though to a much smaller extent than the municipal water and wastewater markets.  There have been signs of recovery in the oil sector, with prices in the $40 dollar per barrel range after dipping below zero in April.  However, pricing remains down more than 30% year to date and much uncertainty remains around future production discipline and extended impacts on demand from the pandemic.  Aegion's positioning touches the more stable portions of global oil market:

Our Corrpro North America business provides critical regulatory-driven services to North America midstream oil and gas pipeline operators. While a  portion of revenues are derived from installing CP systems as part of the construction of new pipelines, the majority comes from the ongoing maintenance, monitoring and compliance needs of existing pipelines. The demand for these services does not vary significantly due to changes in oil and gas prices or the commodity volumes being delivered through the host pipeline. We also deliberately shifted our 2020 focus for the Corrpro North America business away from the construction space and more toward higher value-added design and field engineering services, including surveys, and third-party material sales. We have seen a decline in order intake as a result of the reduced construction focus, but overall orders and backlog have held up well year to date.

Our United and Coating Services businesses are more dependent on new construction activity in the upstream and midstream markets, but we believe our positioning enables us to capture upside opportunities and limit downside risks through our low fixed cost structure and more targeted geographic focus.

The majority of our revenues today, for each of these businesses, comes from the Middle East, where we see far less sensitivity to the price of oil for new offshore and onshore construction and maintenance needs, due to  the relatively low cost of drilling, completion and production in the region and a longer term perspective on the industry. Year to date, almost all of our business disruptions and project delays have been directly related to the COVID pandemic, through restrictions on the movement of people and supplies, strict government curfews and other mandates. Our Middle East project backlog is up year-over-year and we continue to see a strong funnel for new awards and the potential for further geographic expansion in the region.

For our coatings and United businesses in North America, the market outlook is more sensitive to price fluctuations and the current sentiment is weaker than in the international markets.  However, we have low breakeven cost structures in both businesses, and we continue to evaluate ways to further reduce our fixed costs. Across all regions, the United and Coating Services market-leading positions provide customers with the reassurance of excellent quality, which resonates well in the current environment as the tolerance for risk goes down, particularly on new capital investments.

Our Energy Services segment primarily serves the West Coast downstream market, where historical demand for our refinery maintenance offerings has remained stable based on a large percentage of captive needs for West Coast consumption, resulting in high utilization at a limited number of aging refineries. The current pandemic is unprecedented in terms of the “stay at home orders” in Q2, which had a large negative impact on car and air travel, resulting in dramatically reduced fuel consumption that forced refinery operators to defer maintenance and construction activities to preserve cash.

While the severity of the refinery slowdowns and the estimated timing for recovery is more unfavorable than we previously expected, we still believe in the long-term demand fundamentals for the business, underpinned by strict regulatory and compliance needs to ensure safe and efficient refinery operations, which reduces the ability for operators to delay critical maintenance and upgrade activities for very long.

Our Energy Services backlog is up slightly year over year, reflecting some of our positive actions to expand share of wallet with existing customers and new maintenance contract wins in the Rocky Mountain region. Additionally, turnaround backlog is higher, reflecting the expectation that projects that were pushed out of the first half of the year will take place over the next six to nine months. Also, construction backlog increased primarily due to a large renewal diesel project that we announced last month.   We believe maintenance manhours hit their trough in the second quarter and will begin to recover as miles driven starts to return to something more normal.

That's a discussion of the markets we are in today but equally important to the discussion is highlighting the markets we are not in any longer and how changes in the business over the last several years have made our earnings profile and cash generation more stable.

We have exited a number of smaller either under performing or marginally profitable international businesses that would have suffered greatly during this pandemic.  Many of our smaller international operations used significant working capital and suffered from poor cash collections.  As part of the exit of these businesses, we've been able to return cash to the U.S. and have improved our working capital management.  We've reduced our upstream oil & gas exposure to less than 10% of our business compared to nearly twice that level five years ago.

In addition to positioning ourselves in more stable markets over the last several years, we've reshaped the organization and leadership team to be more nimble and able to react swiftly to business disruptions.  We've taken efforts to streamline our cost structure and improve operating leverage, which is critical in periods of temporary revenue disruption like we are seeing today.

We announced additional multiple cost reduction initiatives in late March that were in effect through the duration of the second quarter.  Our ability to move quickly helped the organization mitigate the dramatic 23% decline in year-over-year revenues and produce a profitable quarter while generating significant cash. Despite the distractions during the quarter from the pandemic, the underlying operational excellence of the business is what really stood out. I’ll highlight a few of the performance highlights:

●

The performance of the Insituform North America business has been truly exceptional and we've been able to grow our revenues by 3% year to date compared to the prior year.  Crews have been executing projects more profitably, project mix has been good and we've been making progress on growing contributions from new product offerings, including the first sale of UV cured felt to a third party, the installation of several thermo-pipe liners and expanded application of our spray-in-place geopolymer.

●	Our Corrpro North America business is showing consistent improvement in operating trends, including higher utilization, better fixed cost absorption and increased profitability. Q2 adjusted gross margins from the Corrpro U.S. business were up more than 500 basis points compared to the prior year, which is a testament to how far we’ve come in improving the day-to-day blocking and tackling of that business. And we are targeting a similar 500 basis point year-over-year improvement in Q3.
●	At Energy Services, our strong partnership with key customers to navigate the sudden and dramatic reduction to demand has resulted in new project opportunities and expanded share of wallet at several refineries.

Our cash management across the business has also been very strong, driven by our cost reduction initiatives and a sharp focus on managing working capital needs. We’ve been aggressively monitoring accounts receivable activity and communicating with customers to ensure timely collection. We have not seen our receivables get stretched and in fact have reduced our DSOs across multiple businesses. We’ve also been fortunate to not be materially impacted by bankruptcies in the oil and gas market through the first half of the year. In North America, we are primarily selling to major midstream and refinery customers that have sufficient liquidity to weather the crisis, although we continue to monitor the health of key customers closely.

Our balance sheet is in excellent shape. We believe we have substantial liquidity to navigate market uncertainties but also good firepower to take advantage of any opportunities that may come our way over the next 12 months that could support and complement the long-term growth strategy for the business.

As we move into the third quarter, outlook for the business is positive despite expectations for continued impacts from the pandemic. We expect our year-over-year revenue impacts to be less severe than they were in the second quarter. We’re projecting higher volumes compared to the second quarter, with planned increases from each of our operating segments. Our adjusted earnings guidance reflects an expected increase over the results achieved in Q2, driven by improved underlying business performance partly offset by the turn of one-time cost savings achieved in the second quarter, which David will discuss more fully in a moment.

While there remains much uncertainty related to the pandemic, particularly with the troubling rise in cases over the last month, I am very pleased overall with the way our markets and businesses have held up, particularly for our core North America CIPP business. Our current portfolio is not an accident – we spent several years deliberately shaping it for resiliency like we are seeing today in terms of stability in earnings and cash flow generation. We are well positioned for the long-term as the critical need to repair aging infrastructure is not lessened by this crisis and our strong balance sheet provides ample opportunity for growth.

Before I close, I want to update investors on a more personal matter. After thoughtful planning and with full support from our board of directors, I am announcing my intention to retire as President and CEO. When I accepted the position as CEO in late 2014, I committed to serving in the role for five years.  I extended my commitment late last fall to see the organization through the completion of its multi-year restructuring efforts. With these efforts largely behind us and a strong and streamlined foundation in place, I believe we are approaching the right time for me to step away to move into retirement and let a new leader guide Aegion’s growth strategy into the future.

Aegion's board of directors has been anticipating and planning for this transition for some time and has launched a formal executive search to identify qualified candidates, including the evaluation of internal and external leaders. Typical CEO transition processes take anywhere from six to twelve months. Regardless of the timing for this process, I have and will continue to serve and be fully committed to leading the organization until my successor is named and successfully onboarded to ensure a smooth and orderly transition. We will provide more updates as this process unfolds.

With that update, I'll now turn the call over to David to provide additional details regarding our performance and near-term financial targets.  David?

David Morris:

Thank you, Chuck, and good morning to everyone on the call.  I will walk through a more detailed review of our second quarter results, updates on the actions we have taken to improve financial flexibility during the pandemic and our guidance outlook for the third quarter.

Before I jump into that, I want to echo Chuck’s positive sentiment regarding our strong safety and operational performance over the last several months. I am also very pleased with our successful cash management efforts and believe our balance sheet is in the best shape we have seen in several years. Many companies’ actions in dealing with this crisis are designed to manage the business for cash, which Aegion has done well, but we have also been able to deliver solid earnings as well as significant working capital and liquidity improvements. We believe this will be a near-term differentiator for the business as we navigate evolving market dynamics and also longer term as we look to opportunistically grow the business.

With that, I will start with a review of our consolidated P&L results for the second quarter.  Starting with the top line, total revenues in the quarter were $245 million. As expected, we saw a sizable decline compared to the prior year, nearly 20% when excluding exited or to-be-exited businesses. Reductions were primarily driven by COVID-related disruptions across much of the business with the most concentrated impact in our Energy Services segment. Revenue declines drove year-over-year reductions in adjusted gross profit and adjusted operating income. Our focus on cost management to offset revenue declines was a positive contributor in the quarter. Among the many cost saving and other mitigation measures in place during the quarter, we benefited by more than $3 million dollars in savings related to temporary wage reductions and suspension of employer matching contributions to retirement plans. Certain of our international businesses also received nearly $3 million in government wage subsidies, these subsidies in most instances, were paid in lieu of Aegion furloughing employees. These savings, combined with strong operational performance, enabled us to deliver a 50 basis point improvement in adjusted gross margins, hold adjusted operating margins flat and manage a more than $70 million dollar revenue decline to a less than a $5 million dollar reduction in adjusted operating income.

Below adjusted operating income, we had increased adjusted interest expense due to higher rates and third party arrangement fees in Q2 related to our recent credit facility amendment. Also, although we significantly reduced borrowings on our revolver during the quarter, the bulk of repayments happened in late June, which also contributed to higher borrowing costs in the quarter. Our adjusted effective tax rate was 23.3%, which was in line with the adjusted rate in the prior year period.

All in, we delivered adjusted earnings per share of $0.25. You’ll recall we announced in early July our decision to return a portion of the reduced salary in place during the quarter to employees through a one-time cash payment, which resulted in a pre-tax expense in Q2 of approximately $2.5 million, or approximately $0.06 of earnings per share. Excluding this payment, which we elected to make due to our strong cash management performance, our results exceeded the guidance targets we laid out in April.

We reported GAAP earnings per share of $0.12 for the quarter.  The adjustment between our GAAP and adjusted non-GAAP results primarily consisted of $4.8 million of pre-tax restructuring charges. Of this amount, $2.2 million consisted of non-cash charges, primarily related to write-down of certain assets in the Energy Services segment. The remaining $2.6 million consisted of cash charges primarily related to previously announced restructuring activities in Corrpro North America, including the downsizing of the lower-margin construction business and other profitability improvement initiatives. We also implemented a small number of reductions in force across certain other businesses driven by COVID-related slowdowns.

The majority of our pandemic-driven cost savings have been short-term in nature and we have done a good job pulling levers to quickly respond to disruptions in revenue.   We want to take a balanced approach in where we are cutting costs so that we can maintain our ability to meet rising volumes during a recovery and to grow the business longer term. However, we will continue to evaluate the long‐term financial impacts to the business and the need for more permanent or structural changes in light of ongoing potential COVID challenges. Any such additional structural changes could require additional cash and non-cash restructuring charges.

I will now walk through a high-level review of our second quarter results and third quarter outlook for each of our three segments.

Infrastructure Solutions delivered strong results that exceeded expectations, driven by outstanding performance from the Insituform North America business. While most of our other Aegion businesses saw revenue and margin pressure in the quarter, Insituform North America posted increases across the board in terms of volumes, margins, orders and backlog compared to the prior year.  Significantly, Insituform North America’s backlog was up over 7% on a year-over-year basis.

Total segment revenues declined 3%, excluding exited or to-be-exited businesses, driven by COVID-related declines in our smaller Fyfe, Underground Solutions and international businesses, which offset the growth in Insituform North America. Adjusted gross margins improved 100 basis points, and adjusted operating margins improved 210 basis points to nearly 15%, which is the highest level in several years and particularly notable considering the challenging environment we are facing.  Profitability improvements were driven by cost saving initiatives, the exit of unprofitable international operations and strong productivity and favorable fuel pricing variances in the Insituform North America business.

For the third quarter, we expect Infrastructure Solutions’ revenues to be flat to down 5% compared to the prior year.  Excluding the impact of the exited or to be exited businesses, revenues are projected to be flat to up 5%, driven by expected increases in the Insituform North America business that should offset continued temporary declines from our smaller and international operations. Adjusted operating margins are expected to be on par with prior year levels of 13%. The margin decline relative to strong Q2 performance is the result of higher personnel costs following the easing of certain cost reduction actions as well as reduced fuel cost favorability as projects in backlog begin to more closely match current commodity pricing. We generally have 4 to 6 months in backlog, so we realized the biggest fuel pricing benefit in Q2 related to projects estimated and won prior to the sharp decline in oil prices in late March. While we remain cautious based on evolving pandemic impacts, this may be an area of upside performance in the third quarter, based on the strong trends we have seen from the Insituform business year to date.

Shifting to our Corrosion Protection segment, performance in the second quarter came in shy of our expectations, primarily due to international project delays and slowdowns for our United and Coating Services businesses. We have a strong backlog of high-margin coatings projects in the Middle East as well as a large project in South America that are experiencing delays due to travel restrictions and ‘shelter in place’ orders related to the pandemic. We are in constant customer contact on these projects and have high confidence they will still take place, and we currently expect them to begin or resume work toward the end of the third quarter.

Compared to the prior year period, revenues declined 26%, excluding exited or to-be-exited operations.  In addition to the project delays I just mentioned, year-over-year declines were primarily driven by the downsizing of our Corrpro U.S. business where we have reduced our exposure to certain higher risk and lower margin construction activities.  As Chuck mentioned, the restructuring actions in that business have started bearing fruit and contributed favorably to margins in the quarter.

Despite the lower segment revenues, consolidated adjusted gross margins grew by 310 basis points to 25.2% and adjusted operating margins increased 60 basis points to 3.7%. Results benefited from $1.5 million in COVID-related government subsidies to keep employees retained despite reduced revenues. These subsidies were assumed in the forecast for our April guidance.

For the third quarter, Corrosion Protection segment revenues are expected to decline 10 to 15% from the prior year.  Excluding the impact of exited or to be exited businesses, revenues are expected to decline 5 to 10%. Adjusted operating margins are expected to increase 50 to 100 basis points, driven by expectations for continued improvements in Corrpro U.S. profitability and contributions.

The timing related to the international coatings projects is a risk factor for segment results as our ability to perform work is heavily dependent on the evolving response plans of various international governments. We are doing everything we can to be ready to mobilize safely on these projects as soon as we are allowed.

As Chuck outlined, our Energy Services segment has been the most heavily impacted from the pandemic due to reduced West Coast fuel consumption as a result of activity restrictions.  Although the revenue decline was at the low end of our previous guidance, margin performance came in significantly below expectations. This was driven by a few different moving parts.

First, our maintenance revenues, which are the baseload capacity for the business, were impacted more heavily than we anticipated due to prolonged ‘stay at home’ orders. To offset some of these lower volumes, we worked with a key customer to schedule and perform a large turnaround. While this project benefited the top-line, we agreed to perform the work at reduced margins to allow more of our team to continue working through the quarter.  Second, we agreed to extend temporary three- to six-month price concessions to several of our key customers to help mitigate the sudden drop in refinery volumes. These concessions ranged anywhere from 100 to 300 basis points. Lastly, while we have a high degree of variable costs in the business, the lower revenues resulted in higher than expected unfavorable fixed cost absorption, which further pressured margins.

The team implemented cost mitigation actions and reduced operating costs by more than 20% compared to the prior year but, overall, the segment delivered an adjusted operating loss of $2 million dollars in the quarter.

As we look to the third quarter, we currently project that Energy Services will post another operating loss, though not to the magnitude we saw in Q2.  Revenues are targeted to decline 10 to 15% compared to the prior year, and are currently expected to rebound off Q2 lows, driven by an expectation for higher maintenance volumes and expanded construction and turnaround activities following deferrals from the first half of the year. Margins are expected to remain depressed due to ongoing concessions with key customers, but we expect to see improvement in the fourth quarter and into 2021. The ultimate volumes for this segment remain both a risk and opportunity for results in the third quarter but we have made our best estimate based on trends we are seeing today.

We are evaluating potential long-term impacts to the Energy Services business as a result of the pandemic. We are focused on continuing to streamline the cost structure to navigate this period of uncertainty, as well as continuing to capture white space opportunities with customers and expand our presence outside the West Coast.

That wraps the review of our operating segment results.

Adjusted corporate spend in the second quarter declined 25% compared to the prior year as a result of the cost reductions in place.  In the third quarter, we expect continued reductions year-over-year though not to the same extent as the second quarter, due partly to higher expected personnel costs due to the reinstatement of full salaries across North America.

Cost reductions that remain in place across the business include:

●	A suspension of employer matching on company-sponsored retirement plans;
●	Continued freezes on all non-critical spending for capital expenditures, travel and other discretionary spending; and
●	Employee furloughs in certain portions of the business to match reduced demand expectations.

For consolidated Aegion, we expect a reported revenue decline in the third quarter of between 5 and 10%.  We are projecting adjusted earnings per share of $0.25 to $0.35, which implies improvement from second quarter results but is below the prior year due to 1) lower revenues and 2) business disruptions associated with the pandemic.  Q3’20 results will also reflect incremental expense of approximately $1.8 million associated with the vesting of stock awarded to certain employees and directors to return the value of salary and board fee reductions in place during Q2’20.

As there remains considerable uncertainty around the extent and duration of business disruptions related to the pandemic, we are continuing to suspend full-year guidance in lieu of more near-term quarterly projections.  We will look to reinstate longer-term guidance when we have better visibility and confidence in our ability to forecast more normalized volume activity.

I'll now shift to a discussion of our cash flows and balance sheet, which are strong highlights in the quarter and key differentiators for us as we navigate this crisis.

Ending global cash balances as of June 30 were $96 million, and that is after the repayment of more than $40 million in debt during the second quarter. Notably, our U.S. cash balances comprised 80% of our ending cash balance, which is significantly higher than historical levels as we have reduced our international footprint and successfully brought cash back to the U.S.

Our net debt level as of June 30 was $165 million, which was the lowest level in more than four years.  Our leverage ratio was just under 2.7 times and well within our required covenant compliance limits. And we have capacity to borrow up to $140 million on our revolving line of credit.  We are extremely pleased with our liquidity position and feel confident in our ability to successfully navigate the current uncertainty related to the pandemic.

Net operating cash flows year-to-date through June 30 were $60 million dollars, increasing by more than four times over the prior year level. Operating cash flows benefited from solid earnings generation as well as strong working capital improvements of more than $30 million dollars. We have been aggressive in accounts receivable monitoring and collections, reducing inventory needs where we can and working to extend payment terms with suppliers. Key businesses driving the favorable working capital changes include Insituform North America, Corrpro U.S. and United Pipeline Systems. While we expect to see an increase in working capital needs when revenues begin to rebound, particularly in the Energy Services business, I believe we will continue to benefit from the disciplined focus to drive improved cash conversion across the business.

Operating cash flows benefited in the quarter by approximately $4 million in deferred payments related to the timing of federal estimated tax payments and employer payroll taxes as permitted by the CARES Act.   We expect to see a similar level of deferrals in each of the third and fourth quarters.

Within investing activities, we successfully collected $3.6 million related to the divestitures of our Australian and Spanish contracting operations. We continue to plan for the divestiture of our contracting operation in Northern Ireland, but we have paused activity on the process until market conditions improve.

Capital expenditures year to date were $10.5 million, down more than 35% from the prior year period due to spending restrictions. Expenditures year to date were used primarily to support the Insituform North America business and Middle East project activity. We are targeting full year spending to be between $15 to $20 million, with a continued focus on only funding critical business needs.

While we remain committed to returning excess capital to Aegion’s stockholders over time, our share repurchase program remained suspended throughout the second quarter.   Year to date purchases of $5 million relate to first quarter purchases prior to the suspension of the program.

That wraps a review of our second quarter results and near-term outlook for the third quarter. We believe we are well positioned to successfully navigate this crisis and our stable earnings, strong cash generation and solid balance sheet position us well to emerge stronger from this period of uncertainty.

With that, Operator, at this time, we would be pleased to take questions.

Operator:	(Operator Instructions) Our first question comes from the line of Eric Stine with Craig-Hallum.

Eric Stine:

I just wanted to start with CIPP in North America. Clearly a very good quarter. The trends here have been quite good but just given how you approached it both executive-wise, safety-wise, I'm just curious if you're seeing any share gains there whether it's on crew work or on third-party tube sales?

Chuck Gordon:	I'm sorry, will you repeat that, Eric? I didn't catch the last part of the question.

Eric Stine:	The share gains, whether you're seeing share gains based on your crew work or share gains for the third-party tube sales.

Chuck Gordon:

I think in the quarter, we probably, very modestly, increased share, but really the overall market through the first half of the year was very strong, and we certainly maintained share in terms of our orders, but I would say in terms of market share, it was up modestly.

Eric Stine:

Got it. And maybe just turning to Energy Services and then you mentioned price concessions and it sounds like that was more with one customer in that large turnaround, but I'm just curious, do you anticipate that you'll have any issues calling some of that back? Or was it fairly well understood that, that was kind of a onetime deal and not necessarily open to other customers as well?

Chuck Gordon:

Yes. I think, let me clarify something. We had a large turnaround that we did at reduced prices, but we also reduced prices at several of our large customers to help them get through a very difficult time. All of those price reductions have a sunset on them that we've agreed with the customers. I don't think that we're going to see a long-term impact from those short-term price reductions. We have made, in a couple of cases, longer-term price reductions for more share in the refineries and of course those will go on, but we expect our total gross margin dollars to actually benefit from that.

The real issue in Q2 was just a really low volume combined with the temporary price reductions that we gave several of our large customers. We don't anticipate a problem getting those back to date, that we're going to reinstate our normal pricing is very clear. The refineries are starting to run at much higher utilization rate than they were a couple of months ago. So we don't anticipate that. I think what it did help us do was create a stronger partnership, long-term partnership with our customers because we're willing to provide those concessions short-term when they needed help.

Eric Stine:

Yes, understood. No, it's good to hear though on pricing as well. Maybe last one for me, just on the acquisition strategy. Obviously your balance sheet is in quite healthy shape, I mean should we still view this as it would be more of a bolt-on acquisition or something technology-wise, rather than a sizable acquisition that adds a new area to the business?

Chuck Gordon:

Absolutely. We don't see a change in that strategy. We are constantly looking for bolt-ons and we've got some gaps in technology we'd like to fill. This may be a good environment to be able to find some of those, but our strategy is absolutely to build up our core businesses and not expand outside of the businesses we know well.

Operator:	Your next question comes from the line of Brent Thielman from D.A. Davidson.

Brent Thielman:

Chuck, I appreciate the opening commentary on budgets, but I kind of wanted to dig into that a bit more. When you look at sort of the core Insituform business through previous periods of economic contraction, can you talk about how utilities or municipalities maybe prioritize dirty water sort of versus drinking water investments? I'm just wondering if you've seen any kind of discernible trend in where they allocate those dollars in the area of water when times get a little tougher.

Chuck Gordon:

So we certainly looked at the time frame of the last recession in 2008 through 2010 and it's hard to draw really good comparisons because of the stimulus package that included a water and wastewater infrastructure. Certainly during that time period Insituform had several really strong years but it is hard to compare that to the situation we're in now because there was no stimulus package in place.

Most of the time these municipalities have a 3 year capital plan and what they're doing is they take a look at their operating expense, their debt service and then they decide what they need to do from a capital improvement perspective and they end up coming up with a rate structure that typically is sort of a 3 year cycle. I don't see a lot of money being moved from water to wastewater. I think you're going to see probably the same kind of spending. What's hard to understand is exactly what user fees are going to do because a portion of our business is funded directly from user fees, but I feel like the wastewater side of this thing is strong.

There's about 20% of the market under consent decree, but the other part of the market is, what maybe a lot of people don't realized, the EPA is continually going in and fining municipalities for all kinds of things and typically the threat is if you don't clean up your act, we're going to put you through a consent decree, which all the cities want to avoid.  Most of the cities that we work with, and most of them are what I would say not necessarily the larger cities, but most of them we work with have a very aggressive, proactive program in place to rehabilitate their sewer systems.

We feel like the market is stable. It's hard for us to look out. We have a really good view on the market for about 3 to 6 months and then it starts getting a little bit more difficult for us, but in talking to a lot of customers over the last couple of months, I think the conclusion we would come to is that most of them are saying they would expect project spending to be about the same next year as it has been over the last 12 months, which in this economic situation, I think is a great place to be.

Brent Thielman:

Is there anything to glean from - it seems like headlines right now more than anything, but in terms of talk of infrastructure stimulus, I mean anything that you've read through from that, that might fall to your business?

Chuck Gordon:

So I don't know enough about exactly what - there is a lot of talk about an infrastructure bill. We always do our planning based on not having one, and our outlook is always based on not having one. I really don't know where all that stands and wouldn't want to comment. We try to track a lot of the discussions through our industry advocacy group, but even in discussions with them, I think it's pretty uncertain. First of all, if there will be a bill and then how much of it would relate to water and sewer spending. So at this point, while we would certainly like to have an infrastructure bill, we're not planning on it.

Brent Thielman:

Yep, understood. Maybe just on the Infrastructure Solutions segment, again that, I'm trying to understand the components driving the much improved margins. Presumably, some of that is all the actions you guys have taken really over the last few years. I'm just wondering if there's other elements, fuel cost savings, labor cost savings, things like that, or this is just purely execution.

David Morris:

Brent, it's David. I'd say it's a combination of all of that. Certainly, the actions that we've taken in divesting the international operations have ultimately improved the overall profitability of the business. We've certainly been taking further actions to take as much costs out of the business as possible, while at the same time allowing the business to continue to grow. And then there were certain discrete benefits that we had this quarter related to the salary reductions, specifically for the Infrastructure Solutions platform. Those amounted to about $600,000, so it was not that significant, but not a small number. And then there was a small impact related to the suspension of the matching on the 401(k). And then, as we pointed out, we did have a benefit during the quarter related to declining commodity prices compared to what was in our bids.  It's really a combination of all of those, but notwithstanding the unique items, I think the overall performance was still exceptional.

Chuck Gordon:

Yes, what was interesting, particularly during April and May, was we had typically between 55 and 60 crews in the field working every day. And the amount of moving around of people and crews that we had to do to maintain the schedule, because different cities would ask us not to work and there were lots of things going on, but our scale really benefited us during the second quarter because we were able to move crews around. We were able to keep people working. We were able to keep the business operating and that was a real benefit to us.

As we move now into Q3, I would say the market has opened back up. We still have challenges because we have crew members that need to go into quarantine because of the COVID virus, so we've had some scheduling challenges around that. But really I can't say enough about the job the team did in Q2, and also just about the advantages of the scale that we have because it allowed us to move people to cities that were open where we could work.

Brent Thielman:

Okay. That's helpful. Maybe, last one for me. The free cash flow. It was really fantastic this quarter obviously. I just want a quick - the working capital benefits were predominantly associated with the Energy business and as that business picks back up, I mean how much do you think you have to give back there? Just trying to get a sense for it.

David Morris:

Yes. Actually, very little of the working capital benefit during the 6 months was related to Energy Services. Most of that benefit actually come from the Corrosion Protection platform and also from the Insituform North America business. Significant improvement in our DSOs, which liberated working capital, but there was also a concerted effort to get out billings. We've done much better at that and then we had also managed inventory down too. So it is not Energy Services. Certainly, as the Energy Services business recovers, that will require more working capital as we ramp up in hours in that business but that was really not a contributor at all to the working capital liberation during the first half, 6 months of the year.

Brent Thielman:	Yes, and presumably it wouldn't be a big drain as you ramp that back up either, I would assume.

David Morris:	No. The payment cycles with those customers are much quicker, so that helps.

Operator:	Your next question comes from the line of Noelle Diltz, from Stifel.

Noelle Diltz:

Chuck, congratulations on your planned retirement. I know it's been a lot of work over the last few years and you've done a good job. Time to enjoy that (unintelligible), I guess.

So I guess my first question, and you kind of talked about this a little bit on the call, but when I think about the impact of COVID, it seems like one of the biggest changes has just been the shift, at least in terms of daytime population from big cities like New York and D.C., to more suburban usage. So I'm just curious how you think about, if that will have any impact on the market at all or if you could see that having some impact on how the utilities are thinking about planning? I know this is a longer-term question - and when we might have visibility on, if there are going to be any ramifications from that kind of at least temporary population shift?

Chuck Gordon:

Yes, good question. I guess, and I'm going to give you about a five part answer. The first thing is, Noelle, is that the sewers are all gravity flow, they're not pressure, and if they're in use and they're leaking, they have to be fixed. So the fact that the flow through the sewer might be down 10% or 20% really doesn't impact the need for the rehabilitation. So that's one issue. The second issue that we have, you mentioned New York City. We don't do contracting work in New York City. Very, very little. We sell some tube to a construction company that does work there. In Washington for example, DC Water, which is the city water and wastewater utility, we do a little bit of work with them, but we do far more work in the suburbs.

Our base of business really is with a lot of what I would call midsize cities around the country and we are continually moving our operations to where the cities have the most work. That happens every year. So as these trends happen, if there is more work in the middle-sized cities, we adjust our crews and we go where the work is. That's always the case, so I don't think there is anything new there.

It's hard to say what happens long-term. I agree with you, I think there's going to be probably less use in some of the inner cities, but we will adjust. I think we've been very, very nimble in being able to do that for a long time. So we don't see that as a particularly challenging issue for us at this point.

Noelle Diltz:

Okay. That's helpful. And then just given that we're seeing kind of a margin shift in terms of the segments from 2Q to 3Q, and you noted a lot of the reasons why, but it does feel like there are quite a few moving pieces. Maybe you could just talk about how you're thinking about the kind of longer-term target margin profile of each of the divisions?

David Morris:	You want it gross or operating? I guess I'll pick operating margins.

Noelle Diltz:	Operating is better, yes.

David Morris:

Yes, I would expect the Infrastructure Solutions platform to be north of 12% to 13%, longer-term. For the Corrosion Protection platform, we're targeting high-single digits, and then the Energy Services business, somewhere in probably the 3% to 5% range.

Chuck Gordon:

And we're excited, Noelle, because we would expect, even with maybe some of the subsidies gone, that the Corrpro business is up to mid-single digits and certainly we expect long-term for that business to continue to improve, but it's a heck of a lot better performance than it was over the last couple of years and that's been over really the last couple of quarters.

David Morris:	And then, Noelle, the corporate or the Aegion consolidated operating margin would be north of 10%.

Noelle Diltz:	Okay, great. That's helpful.

Operator:	(Operator Instructions) I’m showing no further questions at this time. I would now like to turn the conference back to Chuck Gordon.

Chuck Gordon:

Thank you, Operator. I want to thank our global workforce that continues to remain committed to safety and operational excellence in the face of significant disruption. I'm proud of our position today and confident in our ability to emerge from these market challenges stronger and poised for future growth. I look forward to providing more updates on the business in the coming months. Thanks for joining us.

Operator:	Ladies and gentlemen, this concludes today’s conference call. Thank you for participating and have a wonderful day. You may all disconnect.